Corniche Group Incorporated Announces
              Appointment of Mark Weinreb as new President and CEO


New York, NY, February 12, 2003. Corniche Group Incorporated (OTCBB: CNGI) today announced the appointment of Mark Weinreb as its President and CEO. This move signals a strategic change of direction for the Company following the closure last year of its online extended warranty business, warrantysuperstore.com. Under Mark Weinreb's direction the Company will now be focused on building a business in the medical sector.

The Company will seek to exploit value from assets and opportunities in the medical sector by acquiring or participating in biotech and medical companies and technologies. The Company will focus on new technology developments and may participate, or acquire, the rights to new drugs and medical devices currently under development by smaller independent Biotechnology companies, medical institutions and medical researchers.

Commenting on his appointment Mark Weinreb said, "I am very excited about this opportunity. The market for medical device innovation and new drug development is both huge and fragmented. Right now there appears to be significant potential to acquire rights, interests and royalty streams on advantageous terms in interesting projects."

He continued, "We are currently in the process of putting together a high caliber management team and advisory board drawn from the relevant disciplines to assist the Company in the execution of its business model."

Mr. Weinreb, age 49, has many years of experience with medical services, equipment and operations, as well as with development stage private and public companies. Prior to joining Corniche he served as the Chief Executive Officer of a software development company pioneering gesture recognition and control using proprietary inter-active video technology.

To secure Mr. Weinreb's service as President and Chief Executive Officer, Corniche has entered into a three-year employment agreement with Mr. Weinreb, and granted him the right and option, exercisable for 10 years, to purchase up to 2,500,000 shares of Corniche's common stock at an exercise price of $0.03 per share.


                                    * * * * *

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risk that the Company will be unable to raise capital, to enter successfully the biotech or medical business, to hire appropriate personnel, or the risks inherent in any new business venture or those detailed in Corniche's reports filed with the Securities and Exchange Commission. Corniche undertakes no obligation to update or revise the information contained in this release whether as a result of new information, future events or circumstances or otherwise.

For further information please contact:

Mark Weinreb on (516) 496 3053